Exhibit 99.1

Tanger Elects Directors and Officers

GREENSBORO, N.C., May 20, 2016 Today, the shareholders of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) elected the following directors to serve until the 2017 annual meeting of shareholders:

William G. Benton
Jeffrey B. Citrin
David B. Henry
Thomas J. Reddin
Thomas E. Robinson
Bridget M. Ryan-Berman
Allan L. Schuman
Steven B. Tanger

The Board of Directors also appointed Thomas J. Reddin Non-Executive Chairman of the Board and elected the following officers to serve until the 2017 annual meeting of shareholders:

Steven B. Tanger	President & Chief Executive Officer
Thomas E. McDonough	Executive Vice President & Chief Operating Officer
Chad D. Perry	Executive Vice President, General Counsel & Secretary
Carrie A. Geldner	Senior Vice President & Chief Marketing Officer
James F. Williams	Senior Vice President & Chief Financial Officer
Manuel O. Jessup	Senior Vice President, Human Resources
Lisa J. Morrison	Senior Vice President, Leasing
Virginia R. Summerell	Senior Vice President of Finance, Treasurer & Assistant Secretary
Charles A. Worsham	Senior Vice President, Construction & Development
Laura M. Atwell	Vice President, Marketing
Brian A. Auger	Vice President, Corporate Counsel
Gary A. Block	Vice President, Leasing
Leigh M. Boyer	Vice President, Corporate Counsel
Elizabeth J. Coleman	Vice President, Operations
Joshua D. Cox	Vice President, Tax
Rick L. Farrar	Vice President, Information Technology
Thomas J. Guerrieri Jr.	Vice President, Controller
Cyndi M. Holt	Vice President, Investor Relations
Beth G. Lippincott	Vice President, Leasing
Quentin N. Pell	Vice President, Corporate Communications and Public Relations
Mary E. Shifflette	Vice President, Leasing
Mary Anne Williams	Vice President, Human Resources

About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers and 2 additional centers currently under construction. Tanger’s operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.3 million square feet, leased to over 3,000 stores which are operated by more than 470 different brand name companies. The company has more than 35 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlets.com.

CONTACT:

Jim Williams
SVP and CFO

(336) 834-6800
Jim.Williams@TangerOutlets.com

Cyndi Holt
VP of Investor Relations
(336) 834-6892
Cyndi.Holt@TangerOutlets.com